UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 13, 2017

CONSOL Mining Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-38147	82-1954058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

Registrant’s telephone number, including area code: (724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, it is currently anticipated that CONSOL Mining Corporation (“CONSOL Mining” or the “Company”), a current subsidiary of CONSOL Energy Inc. (“CONSOL Energy”) will be separated into a stand-alone publicly-traded coal company (the “spin-off”). The Registration Statement on Form 10 filed by the Company with the United States Securities and Exchange Commission (the “SEC”), which includes information about CONSOL Mining and the business and assets that it will own upon completion of the spin-off, was declared effective by the SEC on November 3, 2017. Although the spin-off remains subject to various conditions, it is currently contemplated that the distribution of shares of Company common stock to stockholders of record of CONSOL Energy at the close of business on November 15, 2017, will take place on November 28, 2017.

In connection with the spin-off, on November 13, 2017 the Company issued $300,000,000 in aggregate principal amount of 11.00% Senior Secured Second Lien Notes due 2025 (the “Notes”) pursuant to an indenture (the “Indenture”) dated as of November 13, 2017, by and between the Company and, UMB Bank, N.A., a national banking association, as trustee and collateral trustee (the “Trustee”). Certain subsidiaries of the Company will execute a supplement to the Indenture on the date the spin-off is consummated (the “Separation Date”), and become party to the Indenture as a Guarantor (as defined below). In connection with the completion of the spin-off, the Company intends to use the net proceeds from the issuance of the Notes to make a cash payment to CONSOL Energy.

The Notes were issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act. The Notes and the related guarantees may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The following is a summary of the terms of the Notes and related Indenture.

Principal, Interest and Maturity Date

The aggregate principal amount of the Notes issued under the Indenture on November 13, 2017 is $300,000,000. The Company may issue, from time to time, an unlimited principal amount of additional 11.00% Second Lien Senior Notes due 2025 under the Indenture. Interest on the Notes will accrue at a rate of 11.00% per annum and will be payable semi-annually in arrears on May 15 and November 15, commencing on May 15, 2018. The Notes mature on November 15, 2025.

Special Mandatory Redemption; Ranking; Guarantees

Until the Separation Date, the gross proceeds from the sale of the Notes will remain in a segregated account held by the Company. Funds in the segregated account may be held in cash or invested in certain types of investments as set forth in the Indenture, provided that such funds remain distinct from any other funds or investments held by the Company. If the spin-off is not consummated on or prior to 5 p.m. Eastern Time, March 15, 2018, the Company will redeem the Notes in a special mandatory redemption at a price equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest up to, but excluding, the payment date of the special mandatory redemption. On the Separation Date, the Company will be permitted to move the funds from the segregated account, and the proceeds will be used to fund a portion of the payment to CONSOL Energy in connection with the spin-off and to pay fees and expenses related to the offering of the Notes.

On the Separation Date, each of the Company’s wholly owned domestic restricted subsidiaries (the “Guarantors”) that guarantee the Company’s new Term Loan A Facility, Term Loan B Facility and revolving credit facility (collectively, the “New Senior Secured Credit Facilities”) will execute a supplemental indenture to the Indenture (the “Supplemental Indenture”), whereby each of the Guarantors will jointly and severally guarantee the

Notes on a second lien secured basis. After the Separation Date, the Notes will be the Company’s and the Guarantors’ second lien senior secured obligations and will be effectively junior to secured indebtedness under the Company’s New Senior Secured Credit Facilities.

Collateral

On the Separation Date and upon execution of the Supplemental Indenture, the Notes will be secured by liens on substantially all of the assets of the Company and the Guarantors that are pledged and on a first-priority basis as collateral securing the Company’s obligations under the New Senior Secured Credit Facilities, subject to certain exceptions under the Indenture.

Optional Redemption

On or after November 15, 2021, the Company may redeem all or part of the Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date), beginning on November 15 of the years indicated:

Year	Percentage
2021	105.50%
2022	102.75%
2023 and thereafter	100.00%

Prior to November 15, 2020, the Company may on one or more occasions redeem up to 35% of the principal amount of the Notes with an amount of cash not greater than the amount of the net cash proceeds from one or more equity offerings at a redemption price equal to 111.00% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, as long as at least 65% of the aggregate principal amount of the Notes originally issued on the issue date (excluding Notes held by the Company and its subsidiaries) remains outstanding after each such redemption and the redemption occurs within less than 180 days after the date of the closing of the equity offering.

At any time or from time to time prior to November 15, 2021, the Company may also redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, as defined in the Indenture, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

Covenants

The Indenture contains covenants that will limit the ability of the Company and, upon execution of the Supplemental Indenture, the Guarantors, to (i) incur, assume or guarantee additional indebtedness or issue preferred stock; (ii) create liens to secure indebtedness; (iii) declare or pay dividends on the Company’s common stock, redeem stock or make other distributions to the Company’s stockholders; (iv) make investments; (v) restrict dividends, loans or other asset transfers from the Company’s restricted subsidiaries; (vi) merge or consolidate, or sell, transfer, lease or dispose of substantially all of the Company’s assets; (vii) sell or otherwise dispose of certain assets, including equity interests in subsidiaries; (viii) enter into transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications. If the Notes achieve an investment grade rating from both of Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc. and no default under the Indenture exists, many of the foregoing covenants will terminate and cease to apply.

Events of Default; Change of Control

The Indenture also contains customary events of default, including (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon redemption or otherwise; (iii) covenant defaults, (iv) cross-defaults to certain indebtedness and (v) certain events of bankruptcy or insolvency with respect to the Company or any of the Guarantors. If an event of default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If an event of default arises from certain events of bankruptcy or insolvency, with respect to the Company, any restricted subsidiary of the Company that is a significant subsidiary or any group of restricted subsidiaries of the Company that, taken together, would constitute a significant subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.

If the Company experiences certain kinds of changes of control, holders of the Notes will be entitled to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Notes pursuant to an offer on the terms set forth in the Indenture. The Company will offer to make a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

The foregoing description of the Indenture, the Notes and the Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and the form of Note which is attached as Exhibit A to the Indenture and the form of Supplemental Indenture which is attached as Exhibit B to the Indenture, each of which is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 14, 2017, John T. Mills was elected to serve on the board of directors (the “Board”) of the Company. Mr. Mills will serve as a chair of the Audit Committee of the Board, also effective as of November 14, 2017.

Mr. Mills has served on the Board of Directors of CONSOL Energy since March 2006, and currently serves as Chair of its Audit Committee and as a member of its Compensation Committee and HS&E Committee. From December 2007 until August 2015, he served on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, where he served as lead independent director, and as a member of the audit, compensation, and corporate governance and nominating committees. From January 2008 through June 2010, Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

The Company has determined that Mr. Mills will be an independent director, that he is financially literate and that he qualifies as an audit committee financial expert, in each case as set forth under applicable New York Stock Exchange listing requirements. As a non-employee director of the Board, he will be entitled to receive the same standard compensation amounts paid to other non-employee directors for service on the Board, which amounts have been disclosed previously in the Form 10 Registration Statement filed by the Company with the SEC on November 2, 2017 (with such information incorporated herein by reference).

Mr. Mills is not a party to any arrangements or understanding with any other person pursuant to which he was selected as a director, and there are and have been no transactions since the Company’s formation, or currently proposed, involving Mr. Mills, either directly or indirectly, that are required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 4.1	Indenture, dated as of November 13, 2017, by and between CONSOL Mining Corporation and UMB Bank, N.A., as Trustee and Collateral Trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSOL MINING CORPORATION
By:	/s/ Martha Wiegand
Name: Martha Wiegand
Title: General Counsel and Secretary

Dated: November 15, 2017